Exhibit 10.36

Styron

Performance

Award (PA) Plan

Table of Contents

Definitions		3

Introduction		4

1.	Styron PA Plan Summary	4

2.	Effective Date	5

3.	Eligibility	5

Temporary Employees, Trainees and Interns		5
Employees on Assignment		6
External Resources		6

4.	Plan Design	6

Business/Company Performance Component		6
Individual Performance Component		6
Incentive Target Percentage		6
Payout Process		7

5.	Administrative Guidelines	7

Incentive Calculation and Taxation		7
Form and Timing of Payout		7
Pro-rata Eligibility		8
Demotions		8
Termination of Employment		8
Leave of Absence		10
Changes in Employment Status		10

Styron Performance Award (PA) Plan	1

6.	Costs and Accounting Accruals	10

7.	PA Plan Exceptions	10

8.	Company Rights	10

Styron Performance Award (PA) Plan	2

Definitions

The following are definitions of terms that are used throughout the plan.

Achievement: Final result for a set objective.

Active Employment Status: Employee must be employed by the Company and the employee must not have given notice of termination to the Company nor has the Company given notice of termination to the employee.

Annual Base Salary: Annual Base Salary represents the fixed, non-discretionary compensation that does not vary based on performance. It is normally paid either based on the contractual annual salary or a contracted hourly rate for Participants. As a rule, the Annual Base Salary in place at the end of the Plan Period is one of the basic components for incentive calculations.

Annualized Individual Incentive Payout: Annualized incentive payout is calculated by multiplying the annual individual incentive target amount with the overall goal achievement rate. This amount may still be subject to pro-ration in cases of new hires/ leave of absence/ transfer during a Plan Period.

Board: Board of Directors of Styron.

ELT: Executive Leadership Team.

Global C&B: Global Compensation & Benefits.

Leave of Absence (LOA): Voluntary or statutory period of time when an employee is not an active employee of Styron and is recorded as ‘inactive’ in HR Information System. Depending on length of LOA it may have impact on PA payout.

Mandatory Local Law: Local country law that has to be applied in a compulsory manner, irrespective of rules stated in the PA Plan.

Measurement Range: A performance Measurement Range must be identified for each objective: threshold, target and maximum.

Participant(s): All full and part-time Styron employees in management and non-management positions, and on international assignment, who have at least one month service with the Company during the Plan Period in an incentive eligible position and if not (i) participating in any other cash based incentive program (other than Styron’s Long Term Incentive Plan), (ii) participating in any other incentive promise based on an individual agreement, or (iii) subject to any other incentive program mandated by union/collective bargaining agreements.

Payable Amount: Final PA amount that will be paid to a Participant. Payable amount includes the pro-ration for Plan Period duration.

Performance Award (PA): A cash payment that results from the achievement of pre-defined objectives.

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Performance Condition(s)/Criteria/Award Metrics: measurement which the Board has determined for an annual Performance Award based on Company performance and/or individual performance.

PA Target Amount: The PA Target Amount is the total amount payable for achieving 100% of predefined individual and/or Company targets. PA Target Amount is the converted annualized value of a PA Target percentage value.

Prorated Payable Amount: Final incentive amount that will be paid to a Participant. Pro-ration for Plan Period duration and any other relevant pro-rations for a Participant (new hire, LOA, country transfer) have been taken into account.

Plan Period: The period of time over which the achievement of pre-defined performance objectives are measured. The Plan Period corresponds with Styron’s business year, January 1 to December 31.

Plan Period End Date: The last day of a PA cycle which is currently predefined as December 31.

Styron or Company: means any of the direct or indirect subsidiaries of Trinseo Materials Operating S.C.A.

Taxes: All direct, indirect or ancillary taxes, withholdings and social security or similar contributions by any regional, national or other authority or body local and national taxes.

Introduction

This is a summary of the Styron Performance Award Plan (hereafter “Performance Award Plan”, “PA Plan” or “Plan”), which applies worldwide to Styron PA Plan Participants. The Performance Award Plan is for internal use only, to support and provide guidance on employment related questions in reference to Styron’s PA Plan.

The operation of the Plan will be under the supervision of the Board and will be administered on behalf of the Board in accordance with any internal guidance as applicable and approved by the Board from time to time. The Board may delegate the PA Plan administration, the individual nomination process and individual decisions within the Plan to its Chief Executive Officer and the Senior Vice President, Human Resources. The Board or its delegates has the final authority to interpret the Plan provisions. Where necessary, Mandatory Local Law will prevail.

1.	Styron PA Plan Summary

The purpose of the PA Plan is to reward Participants for achieving critical annual Company goals as part of the Company’s long term business plan by focusing on Participants’ contributions to those goals. It is designed to reward individual and collective performance and to associate Participants with the success of Styron.

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The Compensation Committee and Board will approve the overall PA Plan, the Performance Criteria and any necessary amendments made to the Plan. The PA Plan may vary for each Plan Period and requires annual Compensation Committee and Board approval. The PA Plan determines performance objectives and goals, meaning that Participants will be rewarded for:

1.	their individual, team and/or business achievements towards pre-defined performance objectives, and

2.	the Company’s achievements towards its financial and other predefined objectives

The Plan determines how much weight is given to Company, business and/or personal performance goals. The annual performance goals are set by the ELT and approved by the Compensation Committee of the Board, and the Board. Performance goals are tracked throughout the year. After year-end closure, the overall achievement result is evaluated and any possible PA Plan payment is then calculated and distributed.

The PA Plan is an annual cash incentive program. For the avoidance of doubt, this means that any potential payments will be expressed in cash, in the local currency. There will be no payment equivalent made by shares or share options.

During the first quarter of each Plan Period, Participants will be informed of the Company’s annual PA Plan objectives and goals, and individual objectives and goals will be determined.

Unless otherwise required by Mandatory Local Law, Participants must be in Active Employment Status on the day that the Performance Award is paid in order to be eligible for a PA.

Please note that Styron reserves the right to unilaterally revise, rescind or suspend any or all provisions of the PA Plan in whole or in part, with or without notice to the Participants during a respective Plan Period or for new Plan Periods. While Styron intends to operate and maintain the PA Plan in good faith, nothing herein may be construed as a contract or a promise to pay.

2.	Effective Date

The PA Plan is effective as of 1 January 2011.

3.	Eligibility

In general, all Participants are eligible to participate in the PA Plan.

Participation by an individual in the Styron PA Plan during any Plan Period does not infer any future participation rights for any other or future Styron incentive plans.

Temporary Employees, Trainees and Interns

Temporary employee’s (with Styron contract/on Styron payroll) eligibility is determined by country practice and Mandatory Local Law requirements.

Trainees and interns are not eligible to participate in the PA Plan.

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Employees on Assignment

The PA Plan is a global plan, and the same Plan rules apply to employees on international assignment.

External Resources

External Resources (i.e. subcontractors, service providers, consultants and any external workforce) are ineligible to participate in the PA Plan.

4.	Plan Design

The components that determine payouts under the PA Plan may include individual and/or team performance as well as business/Company performance.

Business/Company Performance Component

The business/Company performance goals are set by the ELT and approved by the Compensation Committee of the Board, and the Board, and may change from one Plan Period to the next, or may change during a Plan Period, upon Compensation Committee and Board approval. Performance goals will be communicated to Participants during the first quarter of each Plan Period, and upon any change in the PA Plan. The goals are tracked throughout the year.

The ELT will define a weight and a measurement range indicating a threshold, target and maximum level of performance for each business/Company performance goal. If the threshold level of business/Company performance conditions are not met there may be no PA payout.

Individual Performance Component

Individual objectives must be documented during the first quarter of each Plan Period, during the performance management process. Objectives may be financial or non-financial, and are generally expressed quantitatively when possible. Qualitative objectives must have clearly defined measures of success. Individual objectives should be aligned with the Participant’s respective business/function. For each individual objective, a weight and a measurement range indicating a threshold, target and maximum level of performance must be established.

Non-exhaustive examples of individual objectives are: increase in market share, quality improvement, employee engagement, customer satisfaction, project results, budget attainment and cost management.

Incentive Target Percentage

The PA Target % is based on the individual job grade level as of December 31 of any Plan Period. No exceptions to the PA Target % may be made without the approval of the Senior Vice President, Human Resources.

The PA Target % identified above represents an overall target opportunity. Actual PA payments are made on the basis of performance against predefined objectives.

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Payout Process

The payout process for possible PA payments will be coordinated globally by Global C&B. Local HR is responsible for assuring the payout process is completed at a regional and country level.

After PA payments have been calculated, payable amounts will be transferred to the Company’s HR Information System for payout processing.

5.	Administrative Guidelines

Proper objective setting and achievement review is a pre-condition for a possible PA payout. The Company PA objectives and goals as approved by the Compensation Committee and Board will be communicated to Participants during the first quarter of the Plan Period.

For all Participants, any individual objectives and goals must be documented and approved by the end of the first quarter of the Plan Period.

Incentive Calculation and Taxation

The following elements are required for PA calculation:

1.	Annual Base Salary in effect at the end of the Plan Period (December 31);

2.	Annualized PA Target % (will be converted into Incentive Target Amount by multiplying PA Target % with Annual Base Salary) in effect at the end of the Plan Period (December 31); and

3.	Completed achievement review for pre-defined individual objectives.

The PA will be paid and taxed in the country or countries where the work was performed (unless otherwise required by Mandatory Local Law). Where incentive amounts were earned in more than one country, final payment will be pro-rated and paid and taxed in each country.

In the case where work was performed in more than one country within a Plan Period, each country will be responsible for paying and taxing the pro-rated portion of the incentive which is due to the Participant. The pro-rated portion of the incentive amount will be based on the number of days worked in each country, subject to a minimum pro-ration period of one calendar month.

Form and Timing of Payout

PA payments will be in the form of a cash amount and are subject to legally required taxes and deductions.

Any possible PA will be paid after the end of the Plan Period at an appropriate period as determined by the Company. The payout timeline may also be dependent upon local laws.

Unless otherwise required by Mandatory Local Law, Participants must be in Active Employment Status on the day that the Performance Award is paid in order to receive any possible earned payment. For guidance for employees on international assignments please refer to the sections “Eligibility” and “Termination of Employment”.

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Pro-rata Eligibility

New employees and newly incentive-eligible employees must have at least one full calendar month of service with the Company/in an incentive-eligible position in order to become eligible for possible pro-rated incentive payout based on the exact days worked during the Plan Period.

Demotions

If during a Plan Period a Participant has a demotion which results in a change of the Annual Base Salary and/or change in the PA Target % any PA payout calculation will be prorated based on old and new compensation details for the time period these were in effect.

Termination of Employment

Eligibility for PA payments is determined based on the employee’s date of termination and whether the termination was voluntary or involuntary. In addition, there must be pre-defined objectives and an achievement review in order for an employee to qualify for a PA payment.

Voluntary terminations prior to the end of the Plan Period

If an employee voluntarily terminates his/her employment prior to the end of a Plan Period, with the exception of voluntary retirement, no matter if the employment contract ends prior or after the end of a Plan Period, the employee will not be eligible for payment unless such payment is required by Mandatory Local Law.

If an employee voluntarily terminates prior to the end of a Plan Period and there is a Mandatory Local Law requirement to pay an incentive, the following rules will apply:

1.	The manager must assess performance against the pre-defined objectives. Neither the objectives nor the set performance measures (threshold, target, maximum) are to be adjusted solely on the basis of the shortened period of employment.

2.	The PA payment, if any is owed, should be made as soon as administratively possible but no later than ordinary PA payout date.

3.	The PA payment will be pro-rated for the length of the employment period during a Plan Period.

Voluntary Retirement:

If an employee voluntarily retires from active employment during the Plan Period, the employee will receive a Performance Award pro-rated for the Plan Period.

Involuntary terminations prior to the end of the Plan Period

Involuntary termination due to unsatisfactory performance

If an employee is demoted or transferred to a different job for unsatisfactory performance, the Participant will not be eligible for any PA payout, unless otherwise required by Mandatory Local Law.

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If an employee is terminated due to unsatisfactory performance, gross misconduct, negligence, fraud or other serious conditions, the employee will not be eligible for a PA payment under the PA Plan.

Involuntary termination due to death, disability, or retirement

If an employee is involuntarily terminated for one of the above stated reasons and the employment contract ends prior to or after the end of the Plan Period, the employee will be eligible for payment according to the following rules:

1.	The manager must assess performance against the pre-defined objectives. The manager may exercise discretion to determine whether objectives or expected performance measures (threshold, target, maximum) should be adjusted due to the shortened period of employment.

2.	The PA payment, if any is owed, should be made as soon as administratively possible but no later than ordinary PA payout date.

3.	The PA payment, if any is owed, will be pro-rated for the length of the employment period during a Plan Period.

The termination types “disability” and “retirement” are subject to Mandatory Local Laws and are reviewed on a case-by-case basis.

Special Separation Situations

A Special Separation Situation (“Special Separation Situation” or “SSS”) is defined as a situation in which (a) Styron terminates employment for a reason that qualifies a Participant for a severance benefit under a severance plan sponsored by Styron, and (i) a Participant fulfills the requirements of the severance plan in order to qualify for payment of the severance benefit and (ii) a Participant and Styron sign a release, or (b) Styron terminates a Participant’s employment and (i) a Participant does not qualify for a severance benefit under a severance plan sponsored by Styron, and (ii) the reason for termination was not because of the violation of an employer rule, or a law, regulation or other such government requirement, or dishonesty or theft, or because the employee was engaged in activity harmful to the interests of, or in competition with Styron, and (iii) the Participant and Styron sign a release.

In the case of an SSS, Styron, in its sole discretion will consider making a payment under the PA Plan, unless otherwise required by Mandatory Local Laws.

End of contract for employees on international assignment, prior to the end of the Plan Period

If the international assignment ends prior to the end of the Plan Period and no new position is available within Styron, the employee will be eligible for any PA payments based on the following conditions:

1.	The manager must assess performance against the pre-defined objectives.

2.	The PA payment, if any is owed, should be made as soon as administratively possible, but no later than ordinary PA payout date.

3.	The PA payment will be pro rated for the length of the employment period during a Plan Period.

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Leave of Absence

Effect of leaves of absence on eligibility and payments

Participants on a leave of absence that exceeds 120 calendar days within the Plan Period may have their incentive payment pro-rated for the entire amount of the leave, unless otherwise required by Mandatory Local Law.

Beginning a leave of absence on the last day of the Plan Period or the payout date does not affect the PA payment.

In addition, there must be pre-defined objectives and a completed achievement review in order for an employee to qualify for a PA payment.

Changes in Employment Status

If an employee changes from part time to full time status, or vice versa, within a Plan Period, the employee’s base salary used to calculate the PA payment will be adjusted to reflect the two different rates of pay for the corresponding time period.

6.	Costs and Accounting Accruals

Accounting accruals for the PA are based on employee data in Styron’s HR Information System. The actual cost of incentive payments will be born by the cost center of the employee at the time payment is made.

7.	PA Plan Exceptions

In general, exceptions to the PA Plan should not be made. Any exception request may only be considered if based on business need and/or Mandatory Local Law requirements.

8.	Company Rights

The PA Plan is considered variable compensation that is earned and paid on the basis of the Company’s financial performance and the individual performance of the Participant. The PA Plan is not to be considered part of an employee’s salary.

Styron reserves the right to consider extraordinary circumstances in the determination to pay and/or calculate any PA. Extraordinary circumstances could include, but are not limited to, unusual business conditions that significantly impact business results over which the Participants had no direct control and could not or did not anticipate. Determination of what constitutes an extraordinary circumstance is at the sole discretion of Styron.

Styron also reserves the right to refuse payment at its sole discretion, if a Participant’s actions or negligence has endangered or caused substantial damage to Styron or if a Participant commits serious acts of misconduct during his/her employment with Styron.

Styron reserves the right to unilaterally revise, rescind or suspend any or all provisions of the PA Plan in whole or in part, with or without notice to the Participants during a respective Plan Period or for new Plan Periods. While Styron intends to operate and maintain the PA Plan in good faith, nothing herein may be construed as a contract or a promise to pay.

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